Exhibit (i)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

July 9, 2018

Ladies and Gentlemen:

We are furnishing this opinion in connection with Pre-Effective Amendment No. 3 under the Securities Act of 1933, as amended, and Amendment No. 3 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-1A of Impact Shares Trust I (the “Trust”) for the registration of an indefinite number of shares of beneficial interest (the “Shares”) of its Impact Shares NAACP Minority Empowerment ETF series (the “Fund”).

In connection with this opinion, we have examined:

(a) A copy of the Certificate of Trust of the Trust, dated May 19, 2016, as amended, certified by the Secretary of State of the State of Delaware

(b) A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated January 31, 2018, as amended.

(c) A copy of the By-Laws of the Trust.

(d) Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

We are familiar with the action taken by the Board of Trustees of the Trust to authorize the issuance of the Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities. We have also assumed that each of the Shares will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

[The remainder of this page has been intentionally left blank]

-2-	July 9, 2018

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP